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                                                                  Exhibit 10(bb)

                               ORGANOGENESIS INC.
                                  150 Dan Road
                           Canton, Massachusetts 02021


                                                              September 24, 1999

PRIVATE AND CONFIDENTIAL
Mr. Philip M. Laughlin
4913 Rolling Green Parkway
Edina, Minnesota  55436

Dear Phil:

     I am very enthusiastic about having you join Organogenesis Inc. (the "Company"). This letter confirms the terms of our offer to employ you as President, Chief Operating Officer and a member of OI's Board of Directors. We expect you to lead the Company and to help deliver value to patients, the healthcare industry and to OI's shareholders. We very much hope that you will find this opportunity attractive and rewarding and will accept our offer. The terms of your employment with the Company are as follows:

1. You will join the Company as soon as possible, which we hope will be no later than October 11, 1999 (your "Employment Commencement Date") as President, Chief Operating Officer and a member of OI's Board of Directors. Our expectation is that you will subsequently be named Chief Executive Officer of the Company by October 1, 2000. The term of your employment will be from your Employment Commencement Date until December 31, 2000 and will be automatically renewed for successive one year periods (the "Term"), unless and until at least sixty (60) days' prior written notice of termination is given by either party stating the date of termination.

     You will devote substantially all of your business time to your duties and responsibilities with the Company. You may serve as an officer or member of the board of directors of other companies, but only with the Board of Directors' prior approval. We encourage your active participation in relevant professional organizations and will pay your expenses for involvement with such organizations, provided it does not interfere with completion of your responsibilities to the Company.

2. Your beginning annual base salary will be $325,000 and will be subject to annual review for increases at the discretion of the Board of Directors.

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Mr. Philip Laughlin
September 24, 1999
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3.   You will be eligible for annual incentive compensation as determined by the
     Compensation Committee of the Board of Directors of up to 50% of your Base Salary.

4. On your Employment Commencement Date, you will receive a stock option award for 500,000 shares of the Company's common stock, vesting as follows:
     100,000 shares vesting on each of the next five anniversaries of your Employment Commencement Date. The exercise price of the stock options will be the fair market value (defined in the Company's Stock Option Plan) for OI on your Employment Commencement Date. All stock options will be "Incentive Stock Options" to the maximum extent permitted (defined by the Internal Revenue Code as the first $100,000 in value vesting per calendar year), and the remainder will be non-qualified stock options. All stock options will be subject to the terms of said Plan. You will be eligible for consideration for additional stock options grants commencing in Fiscal Year 2000 as determined by the Board of Directors in its sole discretion. A copy of your stock option letter is attached as Exhibit "A".

5. Organogenesis will provide a managed market assistance program and through the auspices of DeWolfe Relocation until a Buyer is identified for your Minnesota residence, at which time DeWolfe Relocation Services will assume responsibility of closing the transaction with the new buyer. We will pay all closing costs associated with the sale of your property in Minnesota, which are customary, and a sales commission not to exceed 5%. There will be no advance of equity for the property. Additionally, reasonable household moving costs in relocating from Minnesota to Massachusetts will be borne by Organogenesis and up to one month storage of household goods, if needed. The Company will also pay for three round trip air fares from Minnesota for you and your spouse and will pay three months of temporary living accommodations at Candlewood Suites in Braintree. We will reimburse your mortgage interest expense for three months for the home in Massachusetts, not to exceed $5,000 a month at current conventional interest rates as quoted by BankBoston, as long as your house in Minnesota is not sold. The terms of Organogenesis relocation benefits, as defined shall be in effect for six months from hire date.

6. You will receive employee benefits in line with the general programs applicable to other senior OI executives. Additionally, you shall be entitled to four weeks of vacation each year, accruing in accordance with the Company's vacation policy for senior executives.

7. If your employment is involuntarily terminated by the Company other than for Cause (as defined below), which the Company reserves the right to do at any time during or after the Term, or you terminate your employment for Good Reason (as defined below), during the Term of this Agreement, provided that you (a) do not breach the terms of your Non-Competition and Non-Disclosure Agreement with the Company (the "NDA"), and (h) execute a complete release and waiver of any claims you may have against the Company,



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Mr. Philip M. Laughlin
September 24, 1999
Page 3


     claims you may have against the Company, then, as liquidated damages and in lieu of any other damages or compensation, you shall be entitled to receive
     (a) in twenty-four equal monthly installments commencing immediately an amount equal to two years' base salary as in effect on your date of termination; (ii) in twenty-four equal monthly installments commencing on March 1 of the fiscal year following the date of your termination an amount equal to two times the amount you would have received as a bonus in such year if you had worked for the full year but in any event no less than $200,000 in the aggregate; (iii) you will receive a pro-rated annual incentive compensation award in March of the year following your employment termination equal to the amount you would have received if you had worked for the full year as adjusted for the performance criteria specified for your award multiplied by a fraction where the numerator is the number of months (rounded to the next highest number for a partial month) of the year elapsed prior to your termination and the denominator is 12; (iv) you and your dependents shall continue to participate (with the same level of coverage) for one additional year following your employment termination date, in all medical/dental, accident, disability and life insurance plans on the same terms as in effect immediately prior to your termination, unless such continued participation is prohibited by applicable law or the existing terms of such plans, and further provided, however, that such benefits will cease on the date of your receiving similar benefits from a new employer; (v) you shall receive any other cash amounts earned, accrued or owing to you under the plans and programs of the Company (other than any stock option plans, which are provided for in item (vi) below), and (vi) all stock options which would otherwise vest in the next twenty-four (24) calendar months from the effective date of termination shall vest immediately.

     If you violate the provisions of Sections 11 or 12 of this Letter, and you have received severance payments under subparagraph (i) above, or additional retirement or other employee benefits under subparagraph (ii) above, then, in addition to whatever other remedies may be available to the Company in law or in equity, you agree to promptly repay the amount of such severance payments and additional retirement or other employee benefits to the Company.

9. If during the Term, you voluntarily terminate your employment (other than for Good Reason) or you are discharged by the Company for Cause, you will forfeit your right to receive any salary, incentive compensation, severance pay or benefits that has not been filly earned at the time your employment terminates, provided, however, you will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of your termination.


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Mr. Philip M. Laughlin
September 24, 1999
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10.  You are authorized to incur reasonable expenses in carrying out your duties and responsibilities with the Company, and the Company shall promptly reimburse you for all business expenses in accordance with Company policy.

11.  You agree to sign the Company's NDA in the form attached as Exhibit "B".

12. If your employment is terminated, you will immediately, unless otherwise requested by the Company's Board of Directors, resign from all directorships, trusteeships, or other offices and employment held at that time with the Company or any of its subsidiaries or affiliates.

13. For purposes of this Agreement, "Cause" means (i) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness), which breach is not cured within two weeks following written notice by the Board of Directors, (ii) actions taken by you or at your request which are demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company,
     (iii) your indictment on a felony charge involving moral turpitude, or (iv) fraud, embezzlement or any other act undertaken by you which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board of Directors of the Company.

14.  For purposes of this Letter, "Good Reason" means that, without your consent
     (i) your rate of base salary is reduced in a manner that is not applied proportionately to other senior executives of the Company; (ii) there is a material diminution of your primary job function, or the assignment to you of duties which are materially inconsistent with your primary job function, or which materially impair your ability to perform your primary job function with the Company which is not remedied in a reasonable period of time after receipt of written notice from you specifying such breach; (iii) the Company delivers to you a notice of termination of your employment at a time when the Company would not have Cause to terminate your employment or fails to appoint you to the position of Chief Executive Officer on or prior to October 1, 2000; (iv) there is a material breach by the Company of its obligations described herein which is not remedied in a reasonable period after receipt of written notice from you specifying the breach; or (v) with or without your consent, a "Change of Control", as defined in Section 9 of your Stock Option Grant Letter attached hereto, occurs and you terminate your employment with the Company.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]


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Mr. Philip M. Laughlin
September 24, 1999
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     This Letter and the Stock Option Grant Letter and NDA attached hereto set forth our entire agreement in respect of the subject matter contained herein. Again Phil, we look forward to you joining OI and in helping us build upon our early achievements. We believe that your efforts will help propel OI to great financial success.

Very truly yours,

ORGANOGENESIS, INC.                         ACCEPTED AND AGREED:


By: _____________________________           _____________________________
      Herbert M. Stein, Chairman             Philip M. Laughlin


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